EXHIBIT 5

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement") dated ____________, 2000, is by and between HILLSBOROUGH SAVINGS BANK, INC., SSB,, a state savings bank with its principal office in Hillsborough, North Carolina; its corporate successor, NBC BANK, FSB, a federal savings bank (collectively referred to as "NBC" or "the COMPANY") and __________________ (the "EMPLOYEE"), whose address is .

                                    RECITALS

A. National Commerce Bancorporation, a bank holding company with its principle office at One Commerce Square, Memphis, Tennessee, ("NCBC") has entered into an Agreement and Plan of Merger dated as of December 27, 1999 with Piedmont Bancorp, Inc. ("PBI") whereby PBI will be acquired, through merger, by NCBC (the "Acquisition");

B Hillsborough Savings Bank, Inc., SSB, is a wholly-owned subsidiary of PBI;

C. It is contemplated that in the future Hillsborough Savings Bank, Inc., SSB will be merged with and into NBC;

D.                Employee is currently  employed by Hillsborough  Savings Bank,
                  Inc., SSB;

E. Employee and NBC desire to commit to the following terms and conditions for the Employee's future employment with NBC; and

F. NBC desires to employ Employee in the current position of _____________________; and Employee hereby accepts such employment in accordance with the terms and conditions as set forth herein.

                  For the reasons set forth above, and in consideration of the mutual promises and agreements set forth in this Agreement, the Parties agree as follows:


                  1. Terms and Conditions of Employment. NBC hereby engages Employee for a period commencing on _______________, and ending _____________ (the "Term of Employment"). This Agreement (including all of its terms and conditions) is terminated by its terms on __________________, and shall not continue after that date. However, Employee's employment with NBC may continue after that date at the will of both the Employee and NBC and not for any particular period of time.

                  2. Duties. During the Term of Employment, Employee shall maintain regular office hours, working a minimum of forty (40) hours per week. Employee shall perform such work as may be required by NBC from time to time under the terms and conditions and according to the directions, instructions, and control of NBC. The duties of Employee may be changed from time to time with the agreement of the parties. The duties of the Employee shall be consistent with Employee's past work experience.

                  Employee shall strictly adhere to all of the rules, regulations and policies of NBC that are presently in force as NBC corporate policy or that may be established with respect to Employee's conduct or otherwise. Employee shall also follow the directions of NBC regarding the methods employees should use in performing their duties.

                  Employee is responsible in continuing to maintain NBC'S standards of quality with respect to all services and/or products offered.

                  3. Compensation.

                  a. Salary. NBC shall pay Employee an annual salary ("Regular Salary") in accordance with this Agreement in the amount of $____________. The payments shall be made semi-monthly on the 15th and the last day of each month. The appropriate federal and state taxes will be deducted from the Regular Salary amount. This Regular Salary is exclusive of any incentive payments Employee may be entitled to under other incentive plans.

                  b. Retention Bonus. Employee shall be entitled to a retention bonus equal to two (2) weeks pay if Employee remains with the Company for [insert retention bonus language]. Neither the Initial Retention Bonus nor the Additional Retention Bonus will affect Employee's eligibility to participate in any additional available incentive programs during the term of this Agreement.

                  4. Place of Employment. Employee's current work location is ____________________. However, NBC may require that Employee work at such reasonable places as Employee and NBC's Regional President may agree.

                  5. Employee Benefits. The Employee shall be entitled, upon eligibility, to participate in such Employee benefit programs as are generally available to other full-time employees of NBC. Employee should refer to the applicable employee benefit plan(s) for information regarding coverage and handling of claims.

                  6. Termination of Agreement. NBC may terminate this Agreement and Employee's employment under this Agreement for any of the following causes:

                  a. Habitual absenteeism or lateness;

                  b. Failure by Employee to adhere to NBC'S personnel policies in effect on the effective date of this Agreement or as modified during the term of this Agreement;

                  c. Conduct disloyal to NBC;

                  d. Employee's admission of, indictment for, or conviction in a court of law of any crime or offense that (i) constitutes a violation of any applicable federal, state or local laws or regulations involving a felony in the jurisdiction involved; (ii) involves theft or embezzlement; or (iii) involves moral turpitude;

                  e. Employee's inability or failure to perform satisfactorily the duties of its position, or any other duties and/or position(s) which may be assigned by NBC in accordance with this Agreement, such performance to be judged in the sole discretion of NBC, if such inability or failure has not been remedied within a thirty (30) day period after receipt of written notice from NBC of such inability or failure, which written notice must state with specificity the obligations Employee has failed to perform; or

                  f. Any incident or pattern of conduct that might tend to hold NBC up to ridicule in the community;

                  Notwithstanding any other term(s) of this Agreement, NBC may, at any time terminate Employee's employment for any cause listed above. In the event NBC terminates Employee's employment for cause, as defined in this Section, NBC shall give Employee written notice of such termination and, upon the effective date of termination set forth in such notice, Employee's employment shall be terminated. Except as provided in subsection "e." above, NBC's written notice of termination and the effective date of termination may be simultaneous. If Employee is terminated, NBC shall pay Employee's base salary through and including the effective date of termination but shall have no obligation to pay Employee's base salary for any period after such effective date of termination and shall have no obligation to pay Employee the retention bonus described in Section 3(b) of this Agreement.

                  7. Confidentiality. Employee agrees to keep in strict secrecy and confidence any and all information of a confidential nature as described in the handbook that Employee may assimilate or to which he may have access during this employment, whether or not such information constitutes a trade secret. Employee agrees that both during and after the Term of Employment with NBC, he will not, without prior written consent of NBC, disclose any such confidential information to any third person.

                  In the event of a breach of this confidentiality clause, Employee will be responsible for any and all associated costs and legal expenses incurred by NBC in connection with enforcing this provision.

                  8. Non-Competition. Employee hereby agrees that, during the Term of Employment and for a period of the lesser of six (6) months from the date of termination of Employee's employment with NBC or the termination date of this Agreement, Employee shall not engage in the business of banking, consumer finance or other financial services and will not compete in any way with NBC. In the event of a breach of this non-competition clause, Employee will be responsible for any and all associated costs and legal expenses incurred by NBC in connection with enforcing this provision.

                  NBC and  Employee  agree  that  NBC may seek to  enforce  this non-competition  clause in a judicial  court with proper  jurisdiction.  NBC and
Employee  agree  that  if a  judicial  determination  is  made  that  any of the provisions of this non-competition clause constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this non-competition clause shall be rendered void only to the extent of those provisions found to be unreasonable or otherwise unenforceable. The parties hereby agree that any judicial or arbitral authority construing this Agreement shall be empowered to sever any prohibited business activity or any time period from the coverage of this non-competition clause and to apply the non-competition provisions to the remaining business activities and the remaining time period.

                  9. Miscellaneous.

                  a. Governing Law. It is agreed between NBC and Employee that the law of the State of _____________ will govern the interpretation, validity, and effect of this Agreement without regard to the place of execution or place of performance thereof.

                  b. Severability. If any clause or provision in this Agreement shall be adjudged to be invalid in any manner it shall not affect the validity, legality and enforceability of any other clause or provision which shall remain in full force and effect.

                  c. Waivers. No waiver by either party of any breach of nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

                  d. Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, provided, however, that at the sole option of NBC or NCBC, this Agreement may be assigned without the prior written consent of Employee to any banking affiliate of NBC or to any banking affiliate acquiring all of the assets of NBC or to any banking affiliate into which NBC may be merged or consolidated. An "affiliate" of NBC shall be defined as any entity that indirectly, through one or more intermediary's controls, is controlled by, or is under common control with NBC. If the NCBC acquires or forms subsidiary companies, becomes connected with other affiliate companies by acquisition, merger, consolidation, or otherwise, Employee agrees to be employed by any of the same and in such event all of the terms and conditions set forth herein shall bind the parties.

                  e. Arbitration. Except as otherwise provided, any controversy or claim arising out of or relating to this Agreement shall be settled in accordance with the rules of the American Arbitration Association. The parties agree to be bound by the majority decision of the arbitrators. The Arbitration proceeding shall take place in ___________________________, unless another location is mutually agreed upon in writing by the parties. Three (3) arbitrators shall be selected for the arbitration panel. Each party shall select one (1) arbitrator. The arbitrators named by each party shall select the third arbitrator. The cost and expenses of the arbitration proceeding itself shall be shared equally by the parties; however, each party shall be responsible for its own legal expenses and costs in connection with arbitrating such a dispute. The award of the arbitrator shall be final and a judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction there. This provision shall survive the termination of this Agreement.

                  In the event of noncompliance or violation, as the case may be, by Employee of paragraphs 7 (Confidentiality) and/or 8 (Non-Competition) of this Agreement, NBC may alternatively apply to the _________________________________ all legal and/or equitable remedies that may be available, since NBC would have no adequate remedy at law for such violation or noncompliance.

                  f. No Oral Modification. No modification of this Agreement by either party will be binding on NBC or Employee unless it is in writing, signed by both parties, and approved by the current Chairman of National Commerce Bancorporation.

                  g. Binding Effect. This Agreement shall inure to the benefit of and bind the parties hereto and their respective heirs, successors, and assigns, subject to subsection "d." herein above.


                  THIS AGREEMENT CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THEREFORE SUPERSEDES ANY AND ALL OTHER ORAL OR WRITTEN AGREEMENTS OR UNDERSTANDINGS.

Attest:                                HILLSBOROUGH SAVINGS BANK, INC., SSB



                                       By:
--------------------



Attest:                                NBC BANK, FSB



                                       By:
---------------------



Witness:                               EMPLOYEE